Exhibit 10.1
BONUS AGREEMENT
     This Bonus Agreement (this “Agreement”), dated as of September 10, 2007 (the “Effective Date”), is made by and between Avanir Pharmaceuticals, a California corporation having its principal offices at 101 Enterprise, Suite 300, Aliso Viejo, California (the “Company”) and Keith Katkin (“Employee”).
RECITALS
     A.     On March 13, 2007, in connection with Employee’s promotion to President and Chief Executive Officer and the Company’s desire to create a performance incentive for Employee to assist the Company in obtaining FDA approval of Zenvia for the treatment of PBA/IEED, the Company entered into an employment agreement with Employee, pursuant to which the Company committed to issue Employee one or more equity awards with an aggregate value of $800,000 (the “Equity Awards”).
     B.     The parties hereby acknowledge that as of the Effective Date the Company has fulfilled all of its obligations with respect to the Equity Awards and that such Equity Awards have been paid in full.
     C.     The Company believes that it is in the best interests of the Company and its shareholders to enter into this Agreement to further incentivize Employee to assist the Company in obtaining FDA approval of Zenvia for the treatment of PBA/IEED.
     Now therefore, in consideration of the foregoing, the parties hereby agree as follows.
1.	Performance Bonus.
     Commencing on the Effective Date, Employee shall become eligible to receive a performance bonus in the amount of $153,392 (the “Performance Bonus”), with the Performance Bonus to be paid, if at all, upon the FDA’s approval of Zenvia for the treatment of PBA/IEED.
2.	General Provisions.
     (a)     Assignment. Employee may not assign, pledge or encumber his interest in this Agreement or any part thereof.
     (b)     Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all other prior and contemporaneous negotiations, agreements and understandings with respect to this subject matter, whether oral or written. This Agreement may only be amended in a writing signed by both parties. Notwithstanding the foregoing, nothing in this Agreement shall amend any of the existing terms of the Employee’s employment agreement with the Company, including, without limitation, the Employee’s base salary, annual bonus compensation (if any), equity compensation awards and at-will employment status.
     (c)     Governing Law and Dispute Resolution. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of California. Any disputes arising under or relating to this Agreement shall be resolved by binding arbitration conducted in Orange County, California, with the arbitration to be conducted in accordance with the rules of the American Arbitration Association. The arbitrator(s) in any such proceeding shall be empowered to award the prevailing party its reasonable fees and expenses (including attorneys fees).
     (d)     Withholding of Taxes. The Company or its successor shall be entitled to withhold appropriate federal, state, local (and foreign, if applicable) income and employment taxes from any payments made hereunder.
* * *
     In witness whereof, the parties have executed this Agreement as of the date first set forth above.

Avanir Pharmaceuticals
By:	/s/ Paul Thomas
Paul Thomas
Chairman, Compensation Committee

Employee
/s/ Keith Katkin
Keith Katkin

2